EX‑35.3

(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue S.E. Minneapolis, MN 55414

                Morgan Stanley Capital I Inc.

                1585 Broadway

                New York, New York 10036

                RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2014-C19, Commercial Mortgage Pass-through Certificates Series 2014-C19

Per the Pooling and Servicing Agreement dated as of December 1, 2014 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “Reporting Period”):

(a)       A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b)        To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 18, 2015

/s/ Gail Vannest

GAIL VANNEST

        Vice President